SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   October 21, 2016

FIRMA HOLDINGS CORP.
(Name of Small Business Issuer in its charter)

Nevada	333-143512	20-5000381
(State of incorporation)	(Commission File No.)	(IRS Employer
Identification No.)

181 N. Arroyo Grande Blvd.
Ste. #140B
Henderson, NV 89074
 (Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:      (888) 901-4550

N/A
(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

On October 21, 2016 the Company signed a binding agreement with MX Gold Corp. (TSX-V: MXL) (FSE: ODV) (OTCQX: MXLGF) to acquire a 50% interest in the Magistral Del Oro tailings project, which is located in what is known as the “Golden Triangle” in Santa Maria Del Oro, Durango, Mexico.  The Magistral Del Oro project is owned by Gracepoint Mining Corp., a wholly owned subsidiary of the Company.

The project includes a 500 ton per day Dynamic Cyanide processing plant. Construction of the plant was completed in 2013, for approximately $4.5 million and is in excellent condition. It is unencumbered, fully permitted, and it is estimated that it can be fully operational within 4 to 6 months. Additionally, the Magistral project includes the exclusive rights to process approximately 1.2 million tonnes of mineralized mill tailings, grading an average of 2.06 gold per tonne (79,000 ounces of gold).

The agreement calls for an initial cash payment of U.S. $250,000 to Gracepoint and an additional payment of $2,225,000, over 90 days, to meet current obligations and make various modifications and additional enhancements to the plant, and for startup capital.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 26, 2016

FIRMA HOLDINGS CORP.

By:	/s/ David Barefoot
David Barefoot, Chief Operating Officer

ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

10.1 Agreement with MX Gold Corp.